Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Dir of IR
George Zoley
The GEO Group — Chairman and CEO
Gerry O’Rourke
The GEO Group — CFO
Wayne Calabrese
The GEO Group — Vice Chairman and Pres
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysts — Analyst
Patrick Swindle
Avondale Partners — Analyst
Anton Hie
Jeffries & Co — Analyst
Scott Schneeberger
Lehman Brothers — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q4 2005 The GEO Group Earnings Conference Call. My name is Candace, and I’ll be your coordinator for today. [OPERATOR INSTRUCTIONS] I would now like to turn the presentation over to your host for today’s conference. Mr. Pablo Paez, Director of Investor Relations. Please proceed, sir.

Pablo Paez - The GEO Group — Dir of IR
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth quarter 2005 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Wayne Calabrese, Vice Chairman and President; Gerry O’Rourke, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; and Brian Evans, Vice President of Accounting and Chief Accounting Officer. This morning we will discuss our fourth quarter performance, current business development activities, and conclude the call with a question and answer session. This conference is also being webcast live on our website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will be available through April 13 at 1-888-286-8010. The pass code for the telephone replay is 72023358. During the call, we will discuss non-GAAP basis information, and a reconciliation from GAAP basis results to non-GAAP basis information may be found on the conference call section of our Investor Relations web page.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respects to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the Securities Laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in our Securities and Exchange Commission filings including the forms 10-K, 10-Q, and 8-K reports. With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group — Chairman and CEO
Thank you, Pablo, and good morning to everyone. And thank you for joining us today as I provide an overview of GEO’s financial results for the fourth quarter of 2005 and our revised guidance for 2006. When I conclude my prepared remarks, I’ll open the call up to a question and answer session. As announced in the press release we issued earlier today, we reported a fourth quarter GAAP loss of $800,000, or $0.08 per share, based on 10 million shares outstanding, compared with a gain of 5.2 million shares, or $0.53 per share, based on 9.8 million shares outstanding in the fourth quarter of 2004. For the full year, we reported GAAP earnings of $7 million, or $0.70 per share, based on 10 million shares outstanding, compared with $16.8 million, or $1.73 per share, based on $9.7 million outstanding for the full year of 2004. On a pro forma basis, our fourth quarter earnings were $3.6 million, or $0.36 per share, compared with pro forma earnings of $5.2 million, or $0.52 per share, for the fourth quarter of 2004.
Our fourth quarter pro forma earnings exclude the following items. An international tax benefit of $8.5 million, or $0.85 per share, related to certain tax law changes in Australia and South Africa. Also an after-tax net gain of $500,000, or $0.05 per share, from discontinued operations which includes the gain on sale of our 72-bed Atlantic Shores Hospital in Florida. These gains were offset by an after-tax non-cash impairment charge of $12.6 million, or $1.26 per share, related to our 500-bed Michigan Correctional Facility. After-tax startup expenses of $600,000, or $0.06 per share, related to our most recent new contracts in Indiana and New Mexico, and an after-tax charge of $200,000, or $0.02 per share, related to one-time costs associated with the reclassification of certain job positions from exempt to non-exempt employees. By comparison, fourth quarter 2004 pro forma earnings of 5.2 million excluded a tax benefit of $3.4 million, or $0.34 per share, related to the sale of our former UK joint venture interest; an after-tax loss of $700,000, or $0.07 per share, from discontinued operations related to our former immigration contract in Australia; a one-time after-tax write-off of $1.8 million, or $0.18 per share, related to our deactivated Jena, Louisiana facility; and a one-time after-tax write-down of approximately $800,000, or $0.08 per share, deferred costs related to merger and acquisition activity.
Fourth quarter 2005 revenue increased to $164.9 million from $161.6 million for the same period in 2004. Revenue in 2005 increased to $612.9 million from $594 million in 2004. This revenue increase reflects several factors, including the following. The strengthening of the Australian Dollar and South African rand for the previous year, the acquisition of Correctional Services Corporation on November 4, 2005, and increased population at our South Bay, Florida facility resulting from the completion of a 544-bed expansion of the facility at the end of the second quarter of 2005. These factors offset a decline in revenues due to a continued lower census at our U.S. Marshals facility in San Diego, California throughout the fourth quarter of 2005, which we have since resolved with the signing, on January 3, of a new 10-year fixed payment contract with the Office of the Federal Detention Trustee. This new contract eliminates any future financial risks associated with inmate occupancy fluctuations. Operating expenses for the fourth quarter of 2005 increased to $159.2 million from $136.8 million for the same period in 2004. Operating expenses for 2005 increased to $540.1 million from $495.2 million in 2004.
Fourth quarter 2005 operating expenses reflect the following items. An after-tax non-cash impairment charge of $12.6 million related to our 500-bed Michigan Correctional Facility; an after-tax charge of $200,000 related to one-time costs associated with the reclassification of certain job positions from exempt to non-exempt employees; and after-tax startup expenses of $600,000 related to our most recent new contracts in Indiana and New Mexico. Our fourth quarter 2005 general and administrative expenses remain stable at $13.2 million compared with the same period a year ago. G&A expenses for 2005 increased to $49 million from $45.9 million in 2004. These increases reflect increased staff and business development activities by our mental health subsidiary GEO Care and our continuous correctional marketing efforts. Our fourth quarter 2005 tax provision reflects a benefit from the impairment charge related to our Michigan facility, which I previously discussed, and a one-time benefit of $6.5 million due to a change in tax law in Australia. Additionally, our equity income affiliates in 2005 reflects a one-time tax benefit of $2 million as a result of a change in South African tax laws.
Our average correctional per diem rate for the fourth quarter of 2005 was $53.60 compared to $50.85 for the fourth quarter of 2004. Our fourth quarter 2005 adjusted EBITDA was $8.3 million compared with $12.2 million for the fourth quarter of 2004. Our year-end 2005 adjusted EBITDA was $40.9 million compared with $49 million for 2004. This decline in our adjusted EBITDA is primarily attributable to the lower population census we experienced at our San Diego facility throughout the year. As I stated earlier, this situation has now been remedied with the signing of a new 10-year fixed payment contract for 2006, which eliminates any future financial risks due to occupancy fluctuations. Our EBITDA for the fourth quarter of 2005 was $14.4 million compared with $18.1 million for the fourth quarter of 2004. Our EBITDA for the year-end 2005 was $67.5 million compared with $74.7 million for 2004. Turning to our balance sheet, cash at the end of the year was approximately $83 million, including approximately $26 million of restricted cash. At year-end 2005, our balance sheet reflected approximately $220 million in total debt, not including non-recourse debt of approximately $138 million. This concludes my overview of our financial performance during 2005.
Now turning to our guidance for 2006. In looking at our financial performance thus far into the first quarter, I can see that we are on track and will finish particularly strong. Therefore, we are raising our previously issued earnings guidance for 2006 by $0.05 per share to a range of $1.75 to $1.85 per share. We are raising our previously issued revenue guidance for 2006 by $2 million to a range of $729 million to $745 million. We are raising our first quarter of 2006 earnings guidance by $0.05 per share to a range of $0.29 to $0.31 earnings per share, and our first quarter 2006 revenue guidance by $2 million to a range of $182 to $186 million. At this point, we are maintaining our previously issued guidance for the remaining quarters of the year. We expect second quarter 2006 revenues to be in the range of $181 to $185 million, and second quarter 2006 earnings to be in the range of $0.43 to $0.45. Second quarter projected earnings reflect lower taxes for state and federal unemployment insurance, as well as performance awards under two of our federal contracts. We expect third quarter 2006 revenues to be in the range of $181 to $185 million, and third quarter 2006 earnings to be in the range of $0.53 to $0.55.
We expect fourth quarter 2006 revenues to be in the range of $185 to $189 million, and fourth quarter 2006 earnings to be in the range of $0.50 to $0.54. Fourth quarter projected earnings also reflect performance awards under two of our federal contracts. We are also issuing year-end guidance for adjusted EBITDA and EBITDAR. We expect 2006 EBITDA to be in the range of $72 to $76 million and EBITDAR to be in the range of $98 to $102 million. Now I would like to give you an update on our projects currently under development. We currently have six facilities, totaling over 4100 beds, under development. These facilities are expected to generate $76 million in combined annual operating revenues when opened between mid 2006 and late 2007.
GEO UK is in the final stage of signing a contract with the UK home office for the management and operation of the 198-bed Campsfield House Immigration Removal Center in England. We expect to assume management of this existing facility at the end of the second quarter. This contract is expected to generate $10 million in annual operating revenues. This is a very important project for our company, as it marks our official re-entry into the second largest privatized correction market in the world, where we are — were the largest private operator for own 10 years prior to the sale of our joint venture interest in 2003. We are thankful to be given this opportunity to reestablish a successful public-private partnership in the UK, and we look forward to competing for additional projects in the near future. In Oklahoma, we expect to complete a 600-bed expansion to our 1900-bed Lawton Correctional Facility by the fourth quarter of this year. This expansion is expected to generate $9 million in additional annual operating revenues. In Florida, we have begun the construction of 235-bed expansion to our 750-bed Moorehaven Correctional Facility using state-sponsored tax-exempt financing. This expansion is expected to be completed in the first quarter of 2007, and will generate $3 million in additional annualized operating revenues.
In Florence, Arizona we have begun the construction of a 1000-bed sexual offender facility using county-sponsored tax-exempt bonds. We expect the Florence facility will be completed in the first quarter of 2007, and will generate $22 million in annualized operating revenues. In Graceville, Florida we have commenced the construction of a 1500-bed prison that is being financed through state-sponsored tax-exempt bonds. We expect the Graceville prison will be completed in the third quarter of 2007, and will generate $21 million in annualized operating revenues. Finally, in Clayton, New Mexico, we are continuing our negotiations for the design, bond financing, and construction of a new 600-bed county jail that is intended to house State of New Mexico prisoners. We are expected to commence construction of this project during the third quarter of 2006 with a projected completion date in the fourth quarter of 2007. This facility is expected to generate $11 million in annual operating revenues once completed. In addition to these 4100 beds under development, we are actively marketing 2600 empty beds at five of our existing facilities. In Texas, we are marketing over 400 correctional beds at our newly acquired Frio and Newton County facilities to local, state, and federal clients.
In Michigan and Louisiana, we are continuing our efforts to reopen our Baldwin and Jena facilities. These two facilities have a combined capacity of approximately 800 beds. We are actively marketing the two facilities to local state and federal correctional detention agencies. Finally, in Indiana, at our recently awarded New Castle Correctional Facility we have approximately 1100 available beds. We expect to work with the Indiana Department of Corrections to achieve full utilization of this facility by marketing these beds to other local, state, and federal jurisdictions. Moving to our pending proposals. We have submitted proposals and are awaiting awards, or are in negotiations with current and potential clients for projects totaling approximately 5100 beds. In Texas, we have a pending proposal with the U.S. Marshal Service for up to 2800 beds in Laredo. We are hopeful that the award for this project will be made during the third quarter of this year.
Also in Texas, we have a pending proposal with the Bureau of Prisons for the housing of approximately 1200 criminal aliens in one of three housing compounds at our 3,000-bed Reeves County Detention Center. We expect a contract award to be announced sometime during the third quarter of the year, with a start-up time to coincide with the start of the federal fiscal year on October 1. In Colorado, we are continuing negotiations for the development and management of a 500-bed Colorado facility to be located in Pueblo. Our residential treatment services subsidiary, GEO Care, is preparing a proposal for the state of Florida for the design, construction, and state-bond financing, and the operation of a new 660-bed sexual violent predator facility. The present facility has an annual operating budget of approximately $24 million and, as you may recall, the RFP has been delayed pending the resolution of a protest which we hope will be resolved any day. Furthermore, we have submitted proposals for two of our existing facilities which are being competitively rebid. In Florida, we submitted a proposal on a rebid of our 1861-bed South Bay Correctional Facility. We expect that a contract award for this facility will be made in the next few weeks.
In Delaware County, Pennsylvania we submitted a proposal for the continued management of the 1851-bed George W. Hill Correctional Facility. We expect an award for this project will be announced sometime in the second quarter. Additionally, the state of Louisiana is considering the possible rebid of the two 1538-bed privatized facilities currently operated by GEO and CCA. If the state decides to move forward with the competitive rebid of these facilities including ours in Allen Parish, we expect award decisions sometime in the second or third quarter of this year. In addition to these pending proposals, we expect to be preparing proposals within the next 12 to 18 months for a number of projects totaling over 15,000 beds, both domestically and internationally. In California, the governor has proposed adding as many as 8,000 new private beds to address the critical need for additional capacity in the California state system. We have six GEO facilities operating in the State of California. We believe that we are well-positioned to compete for future projects in that state.
At the federal level, we have submitted presolicitation information for a 1000-bed detention facility for the Federal Bureau of Immigration to be located near Phoenix, Arizona. We await further action by the Bureau of Immigration on this solicitation. We expect an additional procurement this year by the Bureau of Prisons for approximately 1500 low security criminal alien beds, most likely in an existing facility for delivery sometime in late 2007. Furthermore the President’s 2007 proposed budget provides approximately $447 million under the Secure Border Initiative for 6700 new immigration detention beds. Internationally, we continue to pursue business opportunities in the Republic of South Africa, where we are awaiting the Department of Corrections to move forward with the development and operation of at least one new 3,000-bed prison on a public-private partnership basis. And in the United Kingdom, we are awaiting an RFP for a 700-bed facility in Scotland. During 2006, we expect GEO Care to submit additional proposals totaling approximately 500 beds.
I would next like to address our intent to restructure our relationship with CPT, now known as CentraCore Properties Trust, from whom we lease 11 facilities. In 1998, the original need for our sponsorship and creation of CPT was to provide our company with a means to source capital for our growth due to our former corporate parents’ prohibition against our selling of stock or incurring debt. In our present situation as a fully independent company, GEO is not capital constrained and has a number of avenues to raise capital including the equity markets, bank debt, corporate bonds, and government-sponsored bonds like those involved in several of our new facilities under development. All of these financial avenues provide a lower cost of capital than our present lease rates with CPT, which are approximately 12% at this time. Accordingly, we have a duty to our shareholders to seek the most cost-effective available sources of capital in order to best manage and grow the Company. That duty has led us to make a number of decisions.
Our first decision is to not renew GEO’s 15-year Right to Purchase agreement with CPT when it expires in 2013, thus eliminating our obligation to provide CPT with the right to acquire future company-owned facilities after that date. Second, during the interim we do not anticipate developing any new projects using CPT financing. We expect that for the foreseeable future, we will be able to achieve a lower cost of capital and higher earnings by accessing development capital through government-supported bond financing or a third-party financing. Third, with regard to the Jena, Louisiana facility, unless we find a new client in the very near future allowing us to reactivate the facility on a profitable basis, we will not renew the lease in 2010 and will no longer be required to make the annual lease payment of approximately $2.1 million after that date. Fourth, with respect to the other 10 facilities that we lease from CPT, 7 of which expire in April 2008, we have acquired property in close proximity to several of the properties leased from CPT and are researching available sites near the other CPT lease properties. These steps have put us in a position to conduct a comprehensive review of government-sponsored financing and third-party ownership alternatives that may be available to us.
It is possible that we may elect to not exercise our exclusive option on certain CPT leases upon their expiration in favor of the construction and development through government-sponsored bonds or third-party financing of new replacement facilities in close proximity to the facilities covered by the expiring CPT leases. In such cases, with our client’s approval, we would transition our contracted inmate population to the new replacement facilities prior to the lease expiration date in April 2008. While we have complete respect for CPT as a professional organization guided by a conscientious board of directors, we believe that these decisions by GEO will best serve our shareholders’ interest by allowing us to better manage and grow our company by accessing the lowest cost of capital available to us. In closing, I would like to make a few remarks regarding our outlook on 2006.
On January 1 of this year, we successfully transitioned two new facilities from public to private operation this year — a 200-bed forensic hospital in South Florida with $24 million in annual revenues, and a 2016-bed prison in Indiana with over $12 million in annual revenues based on a partial occupancy of 1,068 inmates. The acquisition of Correctional Services Corporation continues to be very successful on an operational and financial basis, providing an additional $100 million in revenues and accretion to earnings. I am particularly pleased with our new San Diego contract, which is a long-term fixed-price contract that has restored our previous revenue and profit performance and does not contain financial exposure due to occupancy fluctuations. We have 4100 new beds under development, with known clients representing our largest organic growth since the mid ‘90s.
We expect to add an additional $76 million in annual revenues when these new beds are completed and opened. This organic growth is complemented by the interest of various federal and state agencies in the 2,600 empty beds that we have immediately available, primarily due to the acquisition of CSC facilities and our management of the new 2,416-bed Indiana prison. Further, I am optimistic that GEO Care will win one or two new residential treatment facility contracts during 2006, in addition to new domestic and international contract awards in the correctional sector by GEO. This concludes my presentation. I would now like to open the call to any questions.

QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS] Our first question comes from the line of Todd Van Fleet of First Analysts. Please proceed.

Todd Van Fleet - First Analysts — Analyst
Good morning, guys. If I could just ask you a couple of quick questions on the Q4 performance. The top line revenue, I think it was about 164, 165 — I’m sorry, the revenue performance during Q4 I think was a bit lighter than what you had guided to during the quarter. I am wondering how much of that, really, was due to San Diego and if you could kind of quantify what that amount was — the impact was during the quarter.

Gerry O’Rourke - The GEO Group — CFO
Yes, Todd, this is Gerry. The — We were anticipating in the fourth quarter, in the guidance that we had previously given out, that San Diego would be remedied sometime in that quarter and we were anticipating a little bit more top line activity there. It did not materialize until the end of the quarter.

Todd Van Fleet - First Analysts — Analyst
So was that to the tune of several million dollars? Or can you quantify that, Gerry?

Gerry O’Rourke - The GEO Group — CFO
I would say it would be a minimum of 2.

Todd Van Fleet - First Analysts — Analyst
Minimum of 2. Okay. And then I think you mentioned brief what the impact was on the G&A line during the quarter of some of the M&A activity. How much might we consider in terms of G&A expense to be attributed to that?

George Zoley - The GEO Group — Chairman and CEO
Well, we have said previously that GEO Care was stepped up by 2 million annually, so just GEO Care alone is 0.5 million. We also made the decision last year to open our UK office, which has cost us in excess of $1 million per year. So on a quarterly basis that’s 0.25 million, and that’s before you consider any other development activity that we had during the quarter.

Todd Van Fleet - First Analysts — Analyst
I guess in particular, George, I’m thinking expenses related to the Correctional Services deal, which sounds like they might be amortized to a certain degree, but I’m wondering what proportion of that expense might we not see reoccurring, I guess, moving ahead.

George Zoley - The GEO Group — Chairman and CEO
Everybody here is shaking their heads. They don’t think there was any CSC related expenses.

Gerry O’Rourke - The GEO Group — CFO
It was minimal. Most of the G&A work force was released after— Right after the acquisition there was some that lingered on, and all of those have since been released as of year-end.

Todd Van Fleet - First Analysts — Analyst
Okay. On the — On the 2006 guidance then. I guess I’m a bit perplexed to see increasing Q1 revenue and EPS guidance without really increasing future quarters, given the fact that you have the UK contract coming on in Q2 at some point. What is it that’s driving the increase in expectations for revenue and EPS in Q1? Why isn’t that impacting future quarters? And why aren’t we seeing, I guess, explicit upward guidance revisions, I guess, related to the UK deal?

George Zoley - The GEO Group — Chairman and CEO
I thought that was going to be the key question for today. And the answer is we know what the results are so far this year. They are strong because we have a lot of beds filled, and the improvement that’s occurred as a result of San Diego. But I also mentioned that we have some rebids coming up, so there’s some uncertainty there. And we just feel it’s a little bit early to, you know, straight-line that improved financial performance to the end of the year. You know, we’ll take another look at it, obviously, during the next conference call.

Todd Van Fleet - First Analysts — Analyst
Okay. So, George, it is fair to say then that the benefit that you are going to be seeing from the UK deal, you are holding off on that in terms of maybe offsetting that with some degree of risk that you see with some of these other facilities as they renew in the latter part of the year?

Gerry O’Rourke - The GEO Group — CFO
Yes, I think we’ll have a much better feel in the next conference call in May.

Todd Van Fleet - First Analysts — Analyst
Okay. Thanks.

Operator
Our next question comes from the line of Patrick Swindle of Avondale Partners. Please proceed.

Patrick Swindle - Avondale Partners — Analyst
Good morning. First question. In looking at the contracts that you identified as being potentially at risk this year. Are there any of those that, as you look at here today, you would say is more at risk? Or would you say that the circumstances around each of those are more normal and you would expect your normal historical retention rates on those?

George Zoley - The GEO Group — Chairman and CEO
Well our normal historical retention rates are in excess of 90%. I wouldn’t go so far to say that. Not when you have four rebids. If you lose one of them you are down to, you know, 75%.

Patrick Swindle - Avondale Partners — Analyst
Oh, sure. But I guess, more to the point, are there any that you look at today that you would say are particularly at risk more so than would normally be the case?

George Zoley - The GEO Group — Chairman and CEO
No.

Patrick Swindle - Avondale Partners — Analyst
All right. And then my next question. On the restructuring of the agreement with — with CPV. Obviously you all have looked at and thought through the process of potentially adding beds. Obviously that would require a pretty significant capital outlay on your part. Would the opportunity be there, potentially, to buy those facilities back in as well?

George Zoley - The GEO Group — Chairman and CEO
No, you missed the whole point. You know, if there are new replacement facilities that — the beds would be provided through government-sponsored bonds or third-party financing which would not be subject to repurchase by CPT.

Patrick Swindle - Avondale Partners — Analyst
Okay. I see. Perfect. Thank you.

Operator
Our next question comes from the line of Anton Hie of Jefferies & Company. Please proceed.

Anton Hie - Jeffries & Co — Analyst
Thank you. I guess piggybacking off the very first question on the call, that obviously will be one of the big topics. I guess — I guess, we would like to figure out a little bit more what has changed kind of fundamentally in the last 6 weeks that has altered your impression of the first quarter. Your initial guidance was obviously pretty conservative and I was just wondering what has changed in the past 6 weeks.

George Zoley - The GEO Group — Chairman and CEO
Well, we have seen the benefits of the new contract in San Diego, and we’re — And we’ve acquired the CSC facilities, which we’ve seen the populations increasing at these facilities. But you know, we’re being prudent and not wanting to straight-line those financial results through the balance of the year. We’re just saying that we’re going expect a strong first quarter, and we’ll look at it at the end of the quarter as to whether we want to revise guidance further for the balance of the year. You know, we would rather be in a position of revising the guidance upward than downward as we were, you know, last year, unfortunately.

Anton Hie - Jeffries & Co — Analyst
So then it’s fair to say that you have been a little more successful in filling some of those CSC beds than maybe they were as predecessors, and than you had expected to fill them.

George Zoley - The GEO Group — Chairman and CEO
Well I think the conditions are more favorable for us maybe than they were for them.

Anton Hie - Jeffries & Co — Analyst
Okay. Well put. In the ‘06 guidance. I think initially when you gave that out, you said that there was some stock option expensing in that. Can you remind us how much EPS impact that is?

Gerry O’Rourke - The GEO Group — CFO
I think it was — 600,000 is my recollection on an annualized basis. $0.015 per quarter.

Anton Hie - Jeffries & Co — Analyst
$0.01 — okay. And obviously you feel pretty strongly about alternative sources of cash to fund future development. Can you give us any picture on where you expect cash flow from operations or even free cash flow to be by the end of the year?

Gerry O’Rourke - The GEO Group — CFO
No, we don’t have an estimate for year-end at this point in time.

Anton Hie - Jeffries & Co — Analyst
Okay. What tax rate should we expect going forward?

Gerry O’Rourke - The GEO Group — CFO
39%.

Anton Hie - Jeffries & Co — Analyst
Okay. Thank you.

Operator
Our next question comes from the line of Jeffery Kessler of Lehman Brothers. Please proceed.

Scott Schneeberger - Lehman Brothers — Analyst
Hi. It’s actually Scott Schneeberger on for Jeff. Question about the timing of the announcement on your relationship with Correctional Properties. Is this something you have been mulling over for a while and just decided hey, we’re going to do this today. I guess just the thought process behind it, if we can get a little more color there that would be great.

George Zoley - The GEO Group — Chairman and CEO
I think it has been evolving for some time, and it has become more crystallized as we look at our new projects under development. The majority of them are being financed through government-sponsored bonds, and we just seem to find that avenue to be so easy for us at this time and it provides a much lower cost of capital. And we are now an independent company that has the ability to sell equity as well as pursue other financial avenues as government-sponsored bonds, and — The conditions have fundamentally changed for our company today from what they were back in 1998.

Scott Schneeberger - Lehman Brothers — Analyst
Okay. Good. Sounds good. Do you have a Michigan update, just where we stand there?

George Zoley - The GEO Group — Chairman and CEO
The facility is still closed. We still have strong support in the legislature to reuse the facility, reopen it. In fact, there is either one or two pieces of legislation going through the legislature at this time specifically addressing the facility and its use, such as when the state has need for a new prison facility that that will be the first one to be opened. Things of that nature. And I fundamentally believe that that’s really the best use and outcome for that facility as a future facility for the State of Michigan, probably more so as an adult facility than what it was previously as a youth facility. But we are still pursuing it. We have active legislative support and I think, sooner or later, that facility will be reopened, I hope. And probably as an adult facility or a special purpose facility, a special needs facility of some sort.

Scott Schneeberger - Lehman Brothers — Analyst
All right all right. Thank. And a final question. Obviously it’s incorporated in your guidance, but I was just hoping you could elaborate on cost-line items such as employee cost, insurance cost, Sarbanes-Oxley. Do you see foresee anything deviating too far from the mean this year on any of those cost items? Or should they be fairly consistent with how they have been trending? Thanks. That’s all.

George Zoley - The GEO Group — Chairman and CEO
I’m glad you even asked the question, because I didn’t address it in my report. I am please to say that our corporate health insurance costs this year are right on budget and we’re doing fine, unlike last year where I think we racked up several millions of dollars in cost over-runs. That put us off budget. So we are right own track this year under a new health insurance program. And we do not see any out of line, out of budget, Sarbanes-Oxley related expenses.

Scott Schneeberger - Lehman Brothers — Analyst
Great. Thanks very much.

Operator
[OPERATOR INSTRUCTIONS] We have a follow-up question from the line of Todd Van Fleet of First Analysts. Please proceed.

Todd Van Fleet - First Analysts — Analyst
George, I’m hoping you can extrapolate, either you or Wayne, there on what is going on in Colorado. I know that they have significant bed needs there and you are still working through the process of getting that facility up and running in Pueblo. I guess if you could provide us any more detail on what is happening with that piece of land that you have there in Pueblo, if you have all the zoning that you need at this stage and how you feel you stack up competitively, I guess, with respect to, you know, what the state is look for.

Wayne Calabrese - The GEO Group — Vice Chairman and Pres
Hey, Todd. It’s Wayne. In terms of the Pueblo project, we do have all of the land issues resolved. We have been moving forward with negotiations of the contracts between the state and the local community in an Intergovernmental agreement format, as well as the agreement between the local community and ourselves to operate the facility. We’re making progress with that. There’s some design review that’s going on with the Department of Corrections, as well. But we’re continuing to make good progress.

Todd Van Fleet - First Analysts — Analyst
Okay. And then in California. If you could give us your thoughts there, maybe, you know, expand on your comments that you made during your remarks, George, on timing expectations on those 8,000 beds. What do you realistically expect to materialize for the private prison sector in general? Obviously you are well-positioned out there and have a presence in the state, but just to kind of expand on your thinking on the political environment and what do you think actually might transpire there?

George Zoley - The GEO Group — Chairman and CEO
Well, you know we have all heard about the possibility of up to 8,000 beds. We know the state is vastly overcrowded and legislation has been introduced to possibly start releasing people if it reaches a critical point, and — which nobody wants to do. I think there is a high probability that there will be some more privatization projects. They will be, we believe, on a similar scale to the previous ones. That is 500-bed facilities, and they may be special purpose or special needs facilities. Along the lines, they may be for females or community correctional type facilities or treatment facilities. And the first wave may occur, you know, totaling let’s say 3,000 beds.

Todd Van Fleet - First Analysts — Analyst
So 3,000 beds, total, you think might be the need for the state?

George Zoley - The GEO Group — Chairman and CEO
In the first phase and broken up by 500-bed increments.

Todd Van Fleet - First Analysts — Analyst
Okay. And would you see their needs being accommodated through facility expansions more so than perhaps, you know, greenfield sites?

George Zoley - The GEO Group — Chairman and CEO
I think it’s going to probably be greenfield sites. I mean you could — and which could be accomplished in very close proximity to existing facilities. But they’ll be self-sufficient 500-bed facilities.

Todd Van Fleet - First Analysts — Analyst
Okay. Thanks. So just to recap, I guess, real quick. The $70 million in revenue associated with, I think the four or five or maybe even six opportunities that the Company has in its near-term pipeline, I just wanted to recap what the timing was associated with some of these. The Lawton expansion in Oklahoma. That was 9 million in revenue you expect that — is it the end of this year? Q1 next year?

George Zoley - The GEO Group — Chairman and CEO
Todd, I believe for fourth quarter of this year.

Todd Van Fleet - First Analysts — Analyst
Okay. And then, the Moorehaven expansion you expect in Q1 of ‘07?

George Zoley - The GEO Group — Chairman and CEO
Yes.

Gerry O’Rourke - The GEO Group — CFO
And Todd, on the Lawton one. We already have lawton programmed in in the fourth quarter in our guidance already.

Todd Van Fleet - First Analysts — Analyst
Okay. All right. And so I guess maybe just — Thanks for that, Gerry. I guess maybe that just begs the question. What is not included in your guidance for ‘07? I guess everything — that is for ‘06. Everything that would start in ‘07, which presumably is Florence, Moorehaven, Graceville, and I guess really Oklahoma is probably the only one that is an ‘06 event at this stage. Is that right?

Gerry O’Rourke - The GEO Group — CFO
The UK was not programmed in our guidance, and we haven’t made any guidance adjustments on that contract as yet because it has not been signed, and I’m not sure we have a complete understanding of the start-up cost impact on that contract. We will, we believe, very shortly and by the next conference call.

Todd Van Fleet - First Analysts — Analyst
Okay. And could you tell us what your assumptions are built in in terms of Q1 for start-up costs?

Gerry O’Rourke - The GEO Group — CFO
‘07 he’s talking about.

Todd Van Fleet - First Analysts — Analyst
I’m sorry for ‘06, Gerry.

Gerry O’Rourke - The GEO Group — CFO
I think we broke out the start-up costs and the reconciliation for the first quarter of ‘05.

Todd Van Fleet - First Analysts — Analyst
I’m sorry built into the guidance for ‘06. What are your assumptions regarding start-up for ‘06?

George Zoley - The GEO Group — Chairman and CEO
The majority of our start-up costs to date have related to the Indiana prison.

Todd Van Fleet - First Analysts — Analyst
Right.

George Zoley - The GEO Group — Chairman and CEO
I don’t — We will — If we sign a contract quickly in the UK, we could start incurring some start-up costs there, but it wouldn’t be very much given that we’re —

Todd Van Fleet - First Analysts — Analyst

Okay. So the only start-up that would potentially be included in ‘06 would be related to the UK then. Is that correct?

George Zoley - The GEO Group — Chairman and CEO

Well, so far.

Gerry O’Rourke - The GEO Group — CFO

There could be some start-up, obviously, as we go through the expansions in Lawton and Moorehaven in the fourth quarter. But I think it will be [inaudible].

George Zoley - The GEO Group — Chairman and CEO

But if we win other contracts here —

Todd Van Fleet - First Analysts — Analyst

Sure. Sure.

George Zoley - The GEO Group — Chairman and CEO

Then those could have an impact with regard to start-up expenses.

Todd Van Fleet - First Analysts — Analyst

Okay. All right. Thanks, guys.

George Zoley - The GEO Group — Chairman and CEO

But as you were referring to the projects under development, the start-up — The openings are primarily in ‘07, and the start-up costs would be incurred primarily in ‘07.

Todd Van Fleet - First Analysts — Analyst

Great. Thank you.

Operator

Ladies and gentlemen, this concluded the question and answer portion of today’s conference. I will turn it back to the speakers for any closing remarks.

George Zoley - The GEO Group — Chairman and CEO

We thank everyone for joining us today and hope we can address you once again in your May conference call. Thank you.

Operator

Thank you for your participation in today’s conference. This does conclude the presentation. [OPERATOR INSTRUCTIONS] Have a great day.